EXHIBIT 99

RETRACTABLE TECHNOLOGIES, INC. ANNOUNCES CONVERSION OF SERIES A STOCK AND PAYMENT OF DIVIDENDS

LITTLE ELM, Texas, July 7, 2003—Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, today reported that all of the remaining 1,046,000 shares of its Series A Convertible Preferred Stock were converted into common stock of Retractable as provided in the Certificate of Designation. Additionally, all accrued and unpaid dividends related to the Series A Stock were paid on June 30, 2003.

On May 20, 2003, Retractable called the remaining Series A Stock for redemption at $1.70 per share plus unpaid dividends. All of the Series A shareholders, at their option, converted their Series A stock into common stock on a one-for-one basis. Retractable paid approximately $460,000 in accumulated and unpaid dividends. The conversion of these remaining Series A Stock results in an annualized decrease of $125,520 in preferred dividend requirements.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed to the acute care hospital market by Abbott Laboratories (NYSE:ABT – news) and to the alternate care market by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will occur. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to quickly increase its production capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to resolve it’s litigation with BD and others, the Company’s ability to continue to finance research and development, operations, and expansion of production through equity and debt financing, as well as sales; the increased interest of larger market players in providing safety needle devices; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Contact: Douglas W. Cowan	Media Contact: Phillip L. Zweig
Chief Financial Officer	Communications Director
(888) 806-2626 or (972) 294-1010	(508) 627-3285 or (214) 912-7415 (cell)
rtifinancial@vanishpoint.com	plzweig@aol.com